                                                                  EXHIBIT (5)(a)

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                      RIDER

                            SUPPLEMENTARY TERM (STR)

1. WHAT IS THE BENEFIT FOR THIS RIDER? We will pay the Term Insurance Benefit to the Beneficiary promptly when we have proof that the Insured died while this rider was in effect.

       On the issue date of the policy, the Term Insurance Benefit is the amount you specified in the application. The initial Term Insurance Benefit is shown on the Policy Data page. The initial Term Insurance Benefit when added to the initial Face Amount of the base policy equals the initial Target Face Amount, which is also shown on the Policy Data page.

2. WHAT ARE THE RESTRICTIONS ON THE GUARANTEED MINIMUM DEATH BENEFIT OF THE POLICY? In order for this rider to be issued, your protection provided in the policy by the Guaranteed Minimum Death Benefit is waived.

3.     DOES THE AMOUNT OF INSURANCE UNDER THIS RIDER CHANGE? As described in
       Section 1.3 of the policy, the Life Insurance Benefit amount could automatically increase or decrease. In such a case, the Term Insurance Benefit will automatically be adjusted. On each Monthly Deduction Day, other than the first Monthly Deduction Day, the Term Insurance Benefit will automatically be set in accordance with one of the following Life Insurance Benefit Options that is in effect on the policy:

       Option 1: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount minus the Life Insurance Benefit amount.

       Option 2: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount plus the Cash Value minus the Life Insurance Benefit.

       Option 3: This option provides that the Term Insurance Benefit will automatically be set to equal the Target Face Amount plus the Cumulative Premium Amount minus the Life Insurance Benefit amount.

       The Term Insurance Benefit will not be automatically adjusted to an amount below zero.

       If the policy's Life Insurance Benefit changes for any reason other than as stated in Section 1.3 of the policy, the Term Insurance Benefit of this rider will not be changed. Instead, a corresponding increase or decrease resulting from the change in the policy's Life Insurance Benefit will be made to the Target Face Amount.

       You can also request an increase or decrease in the Term Insurance Benefit under this rider at any time. In this case, a corresponding change will be made to the Target Face Amount.

       Any requested decrease to the Target Face Amount will first be taken from the Term Insurance Benefit and then, if necessary, the policy's Life Insurance Benefit, unless indicated otherwise in your request.

       Evidence of insurability, satisfactory to us, must be furnished any time there is an increase in the Target Face Amount.


300-438

                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)


4. DOES THIS RIDER CONTINUE IF THE TERM INSURANCE BENEFIT EQUALS ZERO? If, on a Monthly Deduction Day, the Term Insurance Benefit is automatically reduced to zero, the rider will still remain in force. If the policy's Life Insurance Benefit subsequently decreases as described in Section 1.3 of the policy, the Term Insurance Benefit will again be adjusted based on the Life Insurance Benefit Option specified.

5. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? The monthly Cost of Insurance for this rider will be deducted from the policy cash value, on each Monthly Deduction Day. The Cost of Insurance will be based on the Term Insurance Benefit as determined on each Monthly Deduction Day and the Cost of Insurance rates in effect at that time. The Cost of Insurance rates will be based upon the duration of the policy and the Insured's current underwriting class. See the section of this policy titled "What Are The Cost Of Insurance Rates?" for further information. The Cost of Insurance rates for this rider will be set by us, in advance, at least once each year. Any change in Cost of Insurance rates will be made on a uniform basis for all Insureds in the same class. The Cost of Insurance rates are guaranteed to never exceed the rates shown in the Table of Maximum Cost of Insurance Rates for this rider which is included among the Policy Data pages.

6. MAY THE TERM INSURANCE UNDER THIS RIDER BE CONVERTED? You can use all or part of the Term Insurance Benefit under this rider to increase the Face Amount of the policy to which this rider is attached. This type of change is called a conversion. No evidence of insurability will be required for a conversion. In addition, no change will be made to the Target Face Amount. The rider must be in effect on the date of the conversion. The conversion takes effect on the Monthly Deduction Day that is on or next follows the date we receive your written request for the conversion. Any term insurance that is converted ends when the conversion takes effect.

7. WHEN MAY THE TERM INSURANCE BE CONVERTED? While the Insured is alive, the term insurance provided under this rider can be converted to the base policy as of any Monthly Deduction Day. The final date you can request a conversion is the Policy Anniversary on which the Insured is age 100.

8. ARE THERE AMOUNT LIMITATIONS ON THE TARGET FACE AMOUNT, THE POLICY LIFE INSURANCE BENEFIT AND THE TERM INSURANCE BENEFIT? The following amount limitations apply under this rider. These limits do not apply to changes in the policy's Life Insurance Benefit made in accordance with Section
       1.3 of the policy or the resulting changes made to the Term Insurance Benefit.

       (a) The Target Face Amount cannot be decreased to an amount below $150,000, unless the decrease is due to a partial withdrawal under the policy.

       (b) The Term Insurance Benefit cannot exceed 10 times the policy's Life Insurance Benefit. No increase in the Term Insurance Benefit will be permitted that would cause the limitations in (a) above not to be met. If a change is made which would reduce the policy's Life Insurance Benefit so that the limitations in (a) above would not be met, the amount of term insurance which exceeds 10 times the policy's new Life Insurance Benefit will be converted to the base policy.





                                     00438-2

                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)


       If you request a change that would cause the limitations stated in (a) not to be met (except due to a partial withdrawal), you will be notified. If you still wish to have the change made, the term insurance under this rider must be fully converted or this rider will be terminated.

9. DOES THIS RIDER HAVE CASH OR LOAN VALUE? The term insurance provided by this rider does not have cash or loan values.

10. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, is made part of the policy, based on the application for the rider.

11. CAN OTHER RIDERS BE MADE PART OF THE CONTRACT? If you elect to have this rider as part of the policy, no other riders that provide term insurance on the primary Insured can be made a part of the policy.

12. MAY WE CONTEST THIS RIDER? We will not contest this rider after it has been in force during the lifetime of the Insured for 2 years from the date of issue of this rider.

       We will not contest the amount of any increase in the Term Insurance Benefit after this additional term insurance has been in force during the lifetime of the Insured for 2 years from the effective date of the increase.

       However, if the increase in the Term Insurance Benefit is the result of a corresponding decrease in the Life Insurance Benefit of the base policy, no new contestable period will apply to this insurance.

13. DOES THIS INSURANCE COVER SUICIDE OF THE INSURED? Suicide of the Insured, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider. In that event, any monthly costs that were deducted for this rider will be part of any amount payable because of the Insured's death.

       For any increase in the Term Insurance Benefit under this rider resulting from an increase in the Target Face Amount, the 2-year suicide exclusion period will be measured from the effective date of the increase.

       However, if the increase in the Term Insurance Benefit under this rider is the result of a corresponding decrease in the Life Insurance Benefit of the base policy, no new suicide exclusion period will apply to this insurance.


14. WHAT IS THIS RIDER'S DATE OF ISSUE? This rider must be issued at the same time as the policy. Both the rider and the policy will have the same date of issue.










                                     00438-3

                            SUPPLEMENTARY TERM (STR)
                                   (CONTINUED)


15. WHEN DOES THIS RIDER END? You can cancel this rider by sending us your signed notice. This rider will end on the Monthly Deduction Day on or next following the date we receive your request.

       This rider ends on the Policy Anniversary on which the Insured is age 100, or at such time when the rider is fully converted. This rider also ends if the policy ends or is surrendered. However, coverage under this rider can end without coverage under the policy also ending.






                                                      NEW YORK LIFE INSURANCE
                                                      AND ANNUITY CORPORATION




/s/ GEORGE J. TRAPP                                   /s/ FREDERICK J. SIEVERT
----------------------                               -------------------------
         Secretary                                            President


























                                           00438-4